UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2005 (March 2, 2005)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01. Entry into a Material Definitive Agreement.

Table of Contents

Item 1.01. Entry into a Material Definitive Agreement.

Executive Corporate Incentive Plan—2005 and 2004 Performance Goals and Parameters.

On March 2, 2005, the Management Compensation Committee (the “Committee”) of the Board of Directors of the Nasdaq Stock Market, Inc. (“Nasdaq”) approved Nasdaq’s performance goals and parameters under the Executive Corporate Incentive Plan (“ECIP”) for the 2005 fiscal year. The ECIP, which was approved by Nasdaq’s stockholders in 2003, is designed to tie executive incentive compensation to performance and to allow for maximum deductibility of executive compensation under Section 162(m) of the Internal Revenue Code. Pursuant to this Item 1.01, Nasdaq is reporting the ECIP performance goals and parameters for 2005 and those previously adopted for 2004.

Shortly after commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters:

•	officers who are eligible to participate in the ECIP;

•	performance objectives for each participant;

•	target bonus opportunity for each participant;

•	any additional conditions on the timing and payment of awards under the ECIP.

For both 2005 and 2004, the Committee set certain financial goals (including company-wide goals applicable to all participants and business line metrics specific to individual participants) that permit bonus payouts of up to 200 percent of the target bonus in the event the actual results exceed the targets established. For this purpose, floor, target and ceiling achievement levels are developed as follows: performance at or below the floor results in payment of 0 percent, performance at target results in payment of 100 percent of target and performance at or above ceiling results in payment of 200 percent of the target. Achievement amounts between the floor and ceiling result in incremental changes in bonus payouts on a straight-line basis. Other non-financial goals are not eligible for bonus payments in excess of 100 percent of the target for that goal, unless the Committee approves payment in excess of the ceiling.

While the Committee is solely responsible for the bonus amount ultimately paid to Nasdaq’s President and CEO, the Committee seeks the advice of the President and CEO in determining bonus payments for other executives. At the conclusion of the year, the President and CEO, in recommending individual awards under the ECIP to the Committee, will factor each executive’s performance and conduct relating to Nasdaq’s high standard of ethics, regulatory responsibilities and integrity. The Committee, upon the recommendation of the President and CEO, may exercise negative discretion (decreasing the net award per the ECIP) in establishing the final payout amount.

The performance goals established for the named executive officers as defined in Item 402 of Regulation S-K in 2004 included operating income, cash flow and business effectiveness, as well as specified business objectives. The performance goals established for the named executive officers for 2005 include budgeted revenue, operating income, cash flow and business effectiveness, as well as specified business objectives. The named executive officers are not all subject to the same performance goals, and the weighting of these goals differed for each officer.

Incentive compensation under the ECIP for 2005 will be paid in early 2006. The targets are set at the same time as the performance goals are set. Incentive compensation under the ECIP for 2004 was paid in February 2005.

Approval of Form of Change in Control Agreements

On March 2, 2005, Nasdaq’s Board of Directors approved a form of letter agreement providing enhanced severance to certain Nasdaq executive officers (“Letter Agreement”) terminated in connection with a Nasdaq change in control. The form of the Letter Agreement was previously approved by the Committee and disclosed on Nasdaq’s Form 8-K dated February 9, 2005. Nasdaq intends to enter into such Letter Agreements with six current executive vice presidents. Nasdaq will not enter into a Letter Agreement with its President and CEO and one executive vice president as they will remain subject to the terms of their existing employment arrangements. The terms of the Letter Agreement set forth in Item 7.01 and the form of the Letter Agreement attached as exhibit 99.1 to the February 9, 2005 Form 8-K are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 8, 2005	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel